                                  EXHIBIT 12.1


                                DENAMERICA CORP.
                        RATIO OF INCOME TO FIXED CHARGES
                                  (000 OMITTED)

                                                            FISCAL YEAR ENDED
                                        DEC. 31,    DEC. 30,     DEC. 28,     DEC. 27,      JAN. 1,
                                          1992        1993         1994         1995         1997
                                         ------      ------      -------       ------      -------
Income (Loss) Before Income Taxes
   and Extraordinary Item                $  162      $  284      $  (550)      $  505      $ 2,485
Fixed Charges:
   Rental Expense .................       1,028       1,111        1,584        2,499        7,660
   Interest .......................         449         736        1,301        2,467        9,255
   Debt Expense Amortization ......        --          --             15          144          350
                                         ------      ------      -------       ------      -------
      Total Fixed Charges .........       1,477       1,847        2,900        5,110       17,265
                                         ------      ------      -------       ------      -------
Net Income as Adjusted ............      $1,639      $2,131      $ 2,350       $5,615      $19,750
                                         ======      ======      =======       ======      =======
Ratio .............................        1.11        1.15          .81         1.10         1.14
                                         ======      ======      =======       ======      =======
Amount Inadequate to Cover
   Fixed Charges ..................                              $   550
                                                                 =======